Exhibit 99.1
Industrial Services of America, Inc.
Announces Second Quarter 2012 Results
LOUISVILLE, KY. (August 14, 2012) -- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announced financial results for the second quarter ended June 30, 2012.

Revenue for the quarter was $49.9 million compared with $65.1 million in the second quarter of 2011. Net loss for the quarter was ($1.2) million, or $(0.18) on a per diluted share basis, compared with net income of $0.3 million, or $0.05 per diluted share, for the comparable period in 2011.

Key Highlights

•	EBITDA for the six months of 2012 was $1.4 million

•	Current ratio at June 30, 2012 was 2.7 to 1

•	Working capital as of June 30, 2012 was $28.6 million

•	Opened ISA Pick.Pull.Save effective July 2

Brian Donaghy, President and Chief Operating Officer of ISA, stated, “Contracting margins and lower volumes contributed to a weak second quarter within our recycling segment. As prices in the base metals complex fell during the quarter, we reduced our purchase prices accordingly. However, average inventory costs did not fall as quickly. Results for the quarter were also negatively impacted $0.01 per share for start-up costs related to our ISA Pick.Pull.Save retail initiative, as well as a $0.01 per share tax adjustment. Also, as noted in the notes to our financial statements, we changed our estimation methodology related to the residual value of our shredder material in inventory. This change in estimate resulted in an after-tax increase in our net loss of $0.03 per share. Our efforts continue to be focused on increasing our margins and reducing our cost of operation.”

Harry Kletter, founder of ISA, stated, “The second quarter of 2012 was a particularly difficult one for scrap metals companies, as declining prices paid by buyers resulted in declining margins and lower scrap brought to the market. We have seen shredded scrap prices drop by approximately $100/GT from January to June, with another drop in July. Likewise, nickel, aluminum and copper all dropped during the quarter. In the face of these difficult conditions, we remain committed to our businesses and continue to position ISA to best take advantage of market opportunities as they arise. In fact, ferrous scrap prices show signs of considerable improvement thus far in August.”

ISA's SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA
Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.
This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.
Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.
Contact:
Industrial Services of America, Inc.

Alan Gildenberg, 502-368-1661
agildenberg@isa-inc.com
http://www.isa-inc.com/

FINANCIAL RESULTS AND
SUPPLEMENTAL FINANCIAL INFORMATION
FOLLOW

Industrial Services of America, Inc. and Subsidiaries
Consolidated Statements of Income

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011

Revenue from services	$1,023,207	$1,289,879	$2,307,788	$2,661,398
Revenue from product sales	48,828,751	63,771,701	109,222,482	168,801,492
Total revenue	49,851,958	65,061,580	111,530,270	171,462,890

Cost of goods sold for services	943,584	1,005,870	2,136,807	2,283,175
Cost of goods sold for product sales	47,340,586	59,611,858	104,137,930	156,527,352
Total cost of goods sold	48,284,170	60,617,728	106,274,737	158,810,527
Provision for employee terminations and severances	17,077	—	228,400	—
Other selling, general and administrative expense	2,949,829	2,734,763	5,949,482	6,673,393
Total selling, general and administrative expense	2,966,906	2,734,763	6,177,882	6,673,393
(Loss) income before other income (expense)	(1,399,118)	1,709,089	(922,349)	5,978,970

Other income (expense)
Interest expense	(455,293)	(632,803)	(939,427)	(1,518,638)
Interest income	2,729	4,606	5,912	10,546
Gain on sale of assets	16,200	91,941	34,858	141,230
Provision for lawsuit settlement	—	(175,000)	—	(175,000)
Other income (loss)	117	(501,684)	(141)	(501,621)
	(436,247)	(1,212,940)	(898,798)	(2,043,483)

(Loss) income before income taxes	(1,835,365)	496,149	(1,821,147)	3,935,487

Income tax (benefit) provision	(595,688)	183,575	(590,001)	1,456,130

Net (loss) income	$(1,239,677)	$312,574	$(1,231,146)	$2,479,357

Basic (loss) earnings per share	$(0.18)	$0.05	$(0.18)	$0.36
Diluted (loss) earnings per share	$(0.18)	$0.05	$(0.18)	$0.36

Weighted shares outstanding:
Basic:	6,943,937	6,789,917	6,942,227	6,912,997
Diluted:	6,943,937	6,825,108	6,942,227	6,952,549

INDUSTRIAL SERVICES OF AMERICA, INC.
SUPPLEMENTAL FINANCIAL INFORMATION

Reconciliation of EBITDA (1):

	Three Months ending June 30,		Six Months ending June 30,
	2012	2011	2012	2011
Net (loss) income	$(1,239,677)	$312,576	$(1,231,146)	$2,479,358
Interest expense	455,293	632,803	939,427	1,518,638
Income tax (benefit) provision	(595,688)	183,575	(590,001)	1,456,130
Depreciation	929,177	948,194	1,860,974	1,879,646
Amortization	187,500	187,500	375,000	375,000
EBITDA (1)	$(263,395)	$2,264,648	$1,354,254	$7,708,772

(1) EBITDA is calculated by the Company as net income before interest expense, income tax expense, depreciation and amortization. The Company uses EBITDA as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to replace the presentation of our financial results in accordance with GAAP. Rather, we believe the EBITDA calculation provides additional information to investors and debt holders due to the fact that tax credits, tax rates and other tax related items vary by company. Additionally, years of service for fixed assets and amortizable assets are based on company judgment. Finally, companies have several ways of raising capital which can affect interest expense. We believe the presentation of EBITDA provides a meaningful measure of performance exclusive of these unique items.

Contact Information: Industrial Services of America, Inc., Louisville Harry Kletter or Alan Gildenberg, 502-366-3452 hklet@isa-inc.com or agildenberg@isa-inc.com http://www.isa-inc.com/.